News Release	For Immediate Release

Contact: Jeff Laudin	January 12, 2015
Fax: 402-963-1198

Valmont Updates Earnings Outlook

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, today lowered its 2014 earnings outlook given on October 23, 2014. This change in outlook is primarily the result of reduced fourth quarter demand for irrigation equipment. Also negatively impacting results in the fourth quarter were both production and shipping delays of utility structures that were in the backlog at the time the Company issued its prior guidance, and the impact of a stronger U.S. dollar on translation of earnings.

Prior guidance for 2014 indicated earnings of between $8.55 and $8.65 per diluted share, which excluded $0.18 per share of year-to-date fair value decreases for Delta EMD and $0.91 per share of  after-tax expenses associated with the debt refinancing completed in the third quarter, but reflected the effect of the stock repurchase program on earnings per share. Prior guidance on earnings per share including these adjustments was $7.46 to $7.56.

Full-year diluted earnings per share are now expected to be in the range of $8.10 to $8.20, excluding $0.15 of fair value decreases for Delta EMD and $0.93 of after-tax expenses associated with the debt refinancing, subject to completion of the year-end financial closing and audit. Accordingly, expected earnings per share including the above adjustments are $7.02 to $7.12.

In the Irrigation Segment, expected net farm income and crop prices are well below last year’s levels and led to a greater decrease in fourth quarter North American demand than anticipated when the October 23, guidance was issued. The Company has reduced expenses in response to the lower demand, the benefit of which will not be realized until later in 2015.

In the Utility Support Structures Segment, the Company’s prior guidance indicated fourth quarter revenue of approximately $220 million and double-digit operating income. Due mainly to internal challenges in meeting production schedules, quarterly revenue for the segment is estimated to be around $215 million. Operating income percentage is expected to be slightly below 10%.

To address performance and cost structure in the Utility Support Structures Segment, several changes have been made to drive operational improvements. These changes include adding management talent to the operations function and reorganizing the reporting structure of its manufacturing locations to enhance plant performance and focus.

Positive earnings comparisons in the Engineered Infrastructure Products segment are expected in the fourth quarter of 2014, as compared with 2013. The improvement in this segment’s operating income is the result of acquisitions completed in the past year, offset somewhat by decreased earnings in the Asia-Pacific region, especially Australia, and currency translation effects.

The Australian industrial economy continues to experience softness, which negatively affected the Coatings and Engineered Infrastructure Products segments. A strengthening U.S. dollar versus the Australian dollar contributed to lower sales and earnings in the Company’s Australian operations when translated to U.S. dollars.

Since the announcement of its capital allocation philosophy on May 13, 2014, the Company has repurchased approximately 2.7 million shares, for a total of $395 million out of an authorization of up to $500 million.

The Company will report fourth quarter 2014 earnings on February 17, 2015.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.